Exhibit (d)(i)(b)

SA FUNDS – INVESTMENT TRUST

AMENDMENT TO THE

INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”) and LWI Financial Inc., a Delaware corporation (the “Manager”), entered into an Investment Advisory and Administrative Services Agreement (the “Agreement”) as of January 23, 2009, as amended June 6, 2011 and July 1, 2013; and

WHEREAS, the Trust and the Manager mutually desire to further amend Appendix B to the Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, mutually agree that the amended Appendix B to the Agreement attached hereto, is granted full force and effect as of July 1, 2015.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed by their duly authorized officers as of July 1, 2015.

LWI FINANCIAL INC.

/s/ Alexander B. Potts
Alexander B. Potts
President

SA FUNDS – INVESTMENT TRUST

/s/ Christopher D. Stanley
Christopher D. Stanley
Vice President

Appendix B

Fee Schedule

Fund	Advisory Fee as a	Administrative Fee as a	Sub-Advisory Fee as a
	Percentage of Average	Percentage of Average	Percentage of Average
	Daily Net Assets	Daily Net Assets	Daily Net Assets
SA Global Fixed	0.25%	0.10%	0.05%
Income Fund

SA U.S. Core Market	0.45%	0.10%	0.0462%
Fund

SA U.S. Value Fund	0.45%	0.10%	0.10%

SA U.S. Small	0.45%	0.10%	0.35%
Company Fund

SA International Value	0.50%	0.10%	0.20%
Fund

SA International Small	0.50%	0.10%	0.00%
Company Fund

SA U.S. Fixed Income Fund	0.15%	0.10%	0.05%

SA Emerging Markets	0.50%	0.10%	0.50%
Value Fund

SA Real Estate	0.35%	0.10%	0.15%
Securities Fund